Exhibit 99.1

News Release
L.B. Foster Reports First Quarter Operating Results

PITTSBURGH, PA, May 10, 2022 – L.B. Foster Company (Nasdaq: FSTR), a global solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2022 first quarter operating results, which included the following performance highlights. The Company divested its Piling Products division ("Piling") in September 2021, and this release reflects certain adjustments related to Piling, as appropriate.

•New orders totaling $135.4 million for the 2022 first quarter increased 17.7% over the prior year quarter and 42.2% sequentially. Backlog totaling $244.6 million increased by $4.7 million, or 1.9%, compared to the prior year quarter, as adjusted for the Piling divestiture, and grew $34.4 million, or 16.4%, in the quarter.

•Net sales for the 2022 first quarter were $98.8 million, a $17.3 million decrease, or 14.9%, from the first quarter of 2021. Excluding the divested Piling division, net sales1 increased $3.5 million, or 3.7%, over the prior year quarter.

•Gross profit for the 2022 first quarter was $16.4 million, a $2.4 million decline, or 12.7%, from the prior year quarter. The 2022 first quarter gross profit margin was 16.6% versus 16.2% in last year's quarter. Excluding the Piling division, gross profit1 decreased $1.2 million, or 6.7%, and gross profit margin decreased 190 basis points excluding Piling1.

•Selling and administrative expenses for the 2022 first quarter were $17.3 million, a $0.7 million decrease, or 4.0%, from the prior year quarter. Excluding the Piling division, selling and administrative expenses1 increased $0.2 million.

•Net loss for the 2022 first quarter was $1.6 million, or $0.15 per diluted share, an increased loss of $0.03 per diluted share from the prior year quarter.

•EBITDA1 for the 2022 first quarter was $1.7 million, a $1.1 million decrease versus the prior year quarter. Excluding the Piling division, EBITDA1 decreased $0.8 million from the prior year quarter.

•Net operating cash flow used in the first quarter totaled $7.6 million compared to net cash provided by operations of $7.6 million in the prior year quarter.

•Net debt1 as of March 31, 2022 was $29.4 million, down $2.4 million from last year. The Company's adjusted net leverage ratio1 was 1.7x as of March 31, 2022.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, “With the first quarter of 2022 in the books, we are encouraged by some of the positive trends that are developing in our business. While the operating environment remains challenging, the positive commercial landscape in our key markets created a strong tailwind as the quarter progressed. Order intake levels were up significantly both compared to last year and sequentially, and we continued to generate modest top line growth year over year, after adjusting for the Piling divestiture, despite the significant supply chain and order fulfillment challenges facing us today. We finished the quarter with a strong order backlog, which should translate into a sequential revenue growth of at least 25% and an improving revenue outlook as the year progresses, assuming supply chains do not deteriorate further.”

Mr. Kasel continued, “Despite the improvements in revenue, our margins continued to be impacted by inflation in key raw materials, particularly steel for certain rail and bridge products. Overall margins in the first quarter were largely unchanged on a sequential basis, but were down nearly 2 points versus last year when excluding the Piling results. The decline was realized primarily in our Precast Concrete Products and Steel Products and Measurement segments, while margins in Rail, Technologies, and Services improved slightly both sequentially and year over year. Improving our margins will remain a key area of focus for us. With the pricing actions we’ve taken, coupled with our strong order book and improvements in order fulfillment, we believe we will begin to see an improving trend in margins as the year
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA, adjusted EBITDA, net debt, adjusted net leverage ratio, and financial information excluding Piling.

progresses, particularly in our Precast and Steel Products and Measurement businesses where margins have been most adversely impacted.”

First Quarter Results

•Net sales for the first quarter of 2022 were $98.8 million, a $17.3 million decrease, or 14.9%, compared to the prior year quarter due to a 3.8% decrease in the Rail, Technologies, and Services segment ("Rail"), an 18.4% increase in the Precast Concrete Products segment ("Precast"), and a 46.0% decrease in Steel Products and Measurement segment net sales. Excluding the divested Piling division, net sales1 increased 3.7% over the prior year quarter. The $2.5 million decrease in the Rail segment was attributable to the Rail Products business unit. The $2.3 million increase in the Precast segment resulted from increased building sales in our southern U.S. region. The $17.1 million decrease in the Steel Products and Measurement segment was driven entirely by the Piling divestiture in September 2021, with $20.8 million in sales in last year's first quarter. The Steel Products and Measurement segment sales grew by 22.6% excluding the Piling division.

•Gross profit for the 2022 first quarter was $16.4 million, a $2.4 million decrease, or 12.7%, from the prior year quarter. Rail and Steel Products and Measurement gross profit declined from the prior year quarter by $0.3 million and $2.1 million, respectively, while Precast gross profit was flat compared to the prior year quarter. The consolidated gross profit margin of 16.6% increased by 40 basis points versus last year, with the increase attributable to the Rail segment, which increased by 40 basis points during the current quarter due primarily to the Rail Products and Technology Solutions and Services business units. The decline in gross profit margin in Precast, which was down 330 basis points compared to the prior year period, is principally attributable to continued higher raw material and labor costs, coupled with more significant production disruptions compared to last year's quarter. The 220 basis point reduction in Steel Products and Measurement was primarily due to higher raw material costs for bridge products and continued market weakness impacting Coatings and Measurement. Excluding the Piling business, gross profit1 for the Company decreased $1.2 million, or 6.7%, and gross profit margin decreased 190 basis points.

•Selling and administrative expenses in the first quarter decreased $0.7 million, or 4.0%, from the prior year quarter, primarily attributable to the Piling divestiture. Excluding the Piling division, selling and administrative expenses increased $0.2 million, or 1.2%. Selling and administrative expenses as a percent of net sales increased to 17.5%, a 200-basis point increase from the prior year quarter as a result of the decline in sales from the Piling divestiture. Excluding the Piling division, selling and administrative expenses as a percent of net sales decreased 40 basis points.

•Net loss for the 2022 first quarter was $1.6 million, or a loss of $0.15 per diluted share, compared to a net loss of $1.3 million, or a loss of $0.12 per diluted share in the prior year quarter.

•EBITDA1 for the 2022 first quarter was $1.7 million, a 39.7% decrease compared to the prior year quarter. Excluding the Piling division, EBITDA1 decreased 33.1% from the prior year quarter.

•During the first quarter of 2022, net debt1 increased from $20.9 million to $29.4 million, an $8.5 million increase, while net debt1 was down $2.4 million year over year. The Company's adjusted net leverage ratio1 was 1.7x, with total available funding capacity of $100.1 million as of March 31, 2022, subject to covenant restrictions.

•First quarter new orders were $135.4 million, a decrease of $0.2 million from the prior year quarter. Excluding Piling Products, new orders were up $20.4 million, or 17.7%, from the prior year quarter. New orders in the Rail segment increased by $22.7 million and Steel Products and Measurement, excluding Piling, increased by $9.3 million, or 59.6%, compared to the prior year quarter. These increases were partially offset by an $11.6 million decrease in orders in the Precast segment. Backlog totaling $244.6 million increased by $4.7 million, or 1.9%, compared to the prior year quarter, as adjusted for the Piling divestiture, and grew $34.4 million in the quarter.

Market Outlook
During the 2022 first quarter, the Company’s backlog grew by $34.4 million, finishing at a robust at $244.6 million. The Company is maintaining its optimistic outlook regarding the longer-term trends in its core end markets of freight and transit rail and general infrastructure. While overall quotation activity and demand in these markets continues to improve, they are still below pre-pandemic levels, particularly in its rail markets. The Company expects that many of its businesses will continue to directly benefit from infrastructure investment activity, including funding benefits from U.S. Infrastructure Investment and Jobs Act ("IIJA") passed in November 2021. While order and backlog levels in our Precast business have benefited from the Great American Outdoors Act passed in 2020, we have not yet seen significant business activity from the IIJA. We believe IIJA-related funding will be processed by the various agencies during 2022. We should then see our quotations and orders increasing as we progress through the year, with related revenue realized in 2023 and beyond. The present inflationary environment in labor and raw materials continues to pressure margins across the business, and the Company has taken and will continue to take pricing actions where possible to help mitigate such impacts. In addition, the Company continues to take proactive steps to manage disruptions in raw materials, labor, supply chains, service partner resources, and lingering COVID-19 related effects to mitigate their adverse impact on its operations and results as much as possible. While such conditions and the related impacts are expected to improve in 2022, they could persist throughout 2022 and possibility longer. Despite these challenges, with the proceeds from the Piling division divestiture coupled with the additional flexibility and capacity resulting from the amendment and extension of our credit agreement completed in August 2021, the Company believes it has the resources available to fund its operations and execute on organic and acquisitive growth opportunities in 2022 and beyond.

First Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2022 operating results on Tuesday, May 10, 2022 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 833-614-1392 (U.S. & Canada) or 914-987-7113 (International).

A conference call replay will be available through May 17, 2022. To access the replay, please dial 855-859-2056 (U.S. & Canada) or 404-537-3406 (International) and provide the access code: 3420518. The conference call replay will also be available via webcast through L.B. Foster’s Investor Relations page of the company’s website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customer's most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; volatility in the prices of oil and natural gas and the related impact on the midstream energy markets, which could result in cost mitigation actions, including shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on labor markets, supply chains, and other inflationary costs, travel and demand for oil and gas, the continued deterioration in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the ongoing COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Piling and IOS Test and Inspection Services businesses and acquisition of the LarKen Precast business and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the conflict in Ukraine; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021

Sales of goods	$84,421	$100,546
Sales of services	14,373	15,534
Total net sales	98,794	116,080
Cost of goods sold	69,845	84,125
Cost of services sold	12,502	13,125
Total cost of sales	82,347	97,250
Gross profit	16,447	18,830
Selling and administrative expenses	17,298	18,026
Amortization expense	1,436	1,465
Operating loss	(2,287)	(661)
Interest expense - net	370	871
Other (income) expense - net	(563)	59
Loss before income taxes	(2,094)	(1,591)
Income tax benefit	(508)	(321)
Net loss	(1,586)	(1,270)
Net loss attributable to noncontrolling interest	(20)	(12)
Net loss attributable to L.B. Foster Company	$(1,566)	$(1,258)
Basic loss per common share	$(0.15)	$(0.12)
Diluted loss per common share	$(0.15)	$(0.12)
Average number of common shares outstanding - Basic	10,685	10,583
Average number of common shares outstanding - Diluted	10,685	10,583

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,239	$10,372
Accounts receivable - net	59,135	55,911
Contract assets - net	34,268	36,179
Inventories - net	67,799	62,871
Other current assets	19,623	14,146
Total current assets	187,064	179,479
Property, plant, and equipment - net	57,579	58,222
Operating lease right-of-use assets - net	14,374	15,131
Other assets:
Goodwill	19,904	20,152
Other intangibles - net	29,487	31,023
Deferred tax assets	37,721	37,242
Other assets	1,283	1,346
TOTAL ASSETS	$347,412	$342,595
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,483	$41,411
Deferred revenue	19,310	13,411
Accrued payroll and employee benefits	5,330	9,517
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	80	98
Other accrued liabilities	11,593	13,757
Total current liabilities	89,796	86,194
Long-term debt	35,531	31,153
Deferred tax liabilities	3,659	3,753
Long-term portion of accrued settlement	16,000	16,000
Long-term operating lease liabilities	11,558	12,279
Other long-term liabilities	9,171	9,606
Stockholders' equity:
Common stock	111	111
Paid-in capital	42,153	43,272
Retained earnings	167,167	168,733
Treasury stock	(9,200)	(10,179)
Accumulated other comprehensive loss	(19,117)	(18,845)
Total L.B. Foster Company stockholders’ equity	181,114	183,092
Noncontrolling interest	583	518
Total stockholders’ equity	181,697	183,610
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$347,412	$342,595

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, adjusted net leverage ratio, and adjustments to continuing operations reflecting the Piling Products divestiture, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the trailing twelve months ended March 31, 2022, the Company made adjustments to exclude the gain on the sale of the Piling Products business. In the trailing twelve months ended March 31, 2021, the Company made an adjustment for the impact of restructuring activities and site relocation and a non-recurring benefit from a distribution associated with the Company's interest in an unconsolidated partnership. The Company believes the results adjusted to exclude the divested Piling business are useful to investors to evaluate the results of operations of the Company's ongoing and current business portfolio.

The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA, as important metrics of the operational and financial health of the organization and believe they are useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, and adjustments to exclude the divested Piling business are presented below (in thousands, except per share and ratio):

	Three Months Ended March 31,		Trailing Twelve Months Ended March 31,
	2022	2021	2022	2021

Adjusted EBITDA Reconciliation
Net (loss) income, as reported	$(1,586)	$(1,270)	$3,155	$24,558
Interest expense - net	370	871	2,455	3,820
Income tax expense (benefit)	(508)	(321)	932	(12,104)
Depreciation expense	1,938	1,990	7,999	7,905
Amortization expense	1,436	1,465	5,807	5,764
Total EBITDA	$1,650	$2,735	$20,348	$29,943
Relocation and restructuring costs	—	—	—	1,868
Distribution from unconsolidated partnership	—	—	—	(1,874)
Gain on divestiture of Piling Products	—	—	(2,741)	—
Adjusted EBITDA	$1,650	$2,735	$17,607	$29,937

	March 31, 2022	December 31, 2021	March 31, 2021
Net Debt Reconciliation
Total debt	$35,611	$31,251	$36,793
Less cash and cash equivalents	(6,239)	(10,372)	(5,015)
Net debt	$29,372	$20,879	$31,778

	March 31, 2022	March 31, 2021

Adjusted Net Leverage Ratio Reconciliation
Net debt	$29,372	$31,778
Trailing twelve month adjusted EBITDA from continuing operations	17,607	29,937
Adjusted net leverage ratio	1.7x	1.1x

	Three Months Ended March 31,
	2022	2021
New Orders Reconciliation
New orders	$135,405	$135,620
Less: Piling Products	—	20,575
New orders excluding Piling Products	$135,405	$115,045

	March 31, 2022	March 31, 2021
Backlog Reconciliation
Backlog	$244,618	$271,944
Less: Piling Products	—	32,004
Backlog excluding Piling Products	$244,618	$239,940

	Three Months Ended March 31,
	2022	2021
Adjusted Results Of Operations For The Piling Divestiture Reconciliation
Net sales, as reported	$98,794	$116,080
Less: Piling Products net sales	—	(20,797)
Net sales, as adjusted	98,794	95,283

Gross profit, as reported	$16,447	$18,830
Less: Piling Products gross profit	—	(1,193)
Gross profit, as adjusted	16,447	17,637

Selling and administrative expense, as reported	$17,298	$18,026
Less: Piling Products selling and administrative expense	—	(938)
Selling and administrative expense, as adjusted	17,298	17,088

EBITDA, as reported	$1,650	$2,735
Less: Piling Products EBITDA	—	(267)
EBITDA, as adjusted	1,650	2,468

	Three Months Ended March 31,
	2022	2021
Adjusted Segment Results For The Piling Divestiture Reconciliation
Steel Products and Measurement net sales, as reported	$20,074	$37,170
Less: Piling Products net sales	—	(20,797)
Steel Products and Measurement net sales, as adjusted	20,074	16,373

Steel Products and Measurement gross profit, as reported	$1,474	$3,536
Less: Piling Products gross profit	—	(1,193)
Steel Products and Measurement gross profit, as adjusted	1,474	2,343

Steel Products and Measurement operating loss, as reported	$(2,148)	$(928)
Less: Piling Products operating profit	—	(255)
Steel Products and Measurement operating loss, as adjusted	(2,148)	(1,183)